UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 15, 2006

DENNY’S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18051	13-3487402
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

203 East Main Street
Spartanburg, South Carolina 29319-0001
(Address of principal executive offices)
(Zip Code)

(864) 597-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 15, 2006, the operating subsidiaries of Denny's Corporation (the "Company"), Denny's Inc. and Denny's Realty, LLC, entered into a new senior secured credit agreement in an aggregate principal amount of $350 million. The new credit facility consists of a $50 million revolving credit facility (including a $10 million revolving letter of credit facility), a $260 million term loan, and an additional $40 million synthetic letter of credit facility. The revolving facility matures on December 15, 2011. The term loan matures on March 31, 2012 and amortizes in equal quarterly installments at a rate equal to approximately 1% per annum with all remaining amounts due on the maturity date. The synthetic letter of credit facility matures on or about March 31, 2012. Banc of America Securities LLC acted as sole lead arranger and sole bookrunner for the new credit facility and Bank of America, N.A. will serve as administrative agent.

The new credit facility refinanced the Company’s prior credit facility and will be available for working capital, capital expenditures and other general corporate purposes. The new facility is guaranteed by the Company and its other subsidiaries and is secured by substantially all of the assets of the Company and its subsidiaries. In addition, the new facility is secured by first-priority mortgages on 140 company-owned real estate assets. Interest on loans under the new revolving facility will be payable, initially, at per annum rates equal to LIBOR plus 250 basis points and adjusting over time based upon the Company's leverage ratio. Interest on the new term loan will be payable at per annum rates equal to LIBOR plus 225 basis points. The Company will be required to make certain mandatory prepayments under certain circumstances and will have the option to make certain prepayments under the new credit facility.

The new credit facility includes negative covenants that are usual for facilities and transactions of this type and are substantially similar to the prior credit facility. The new credit facility includes financial covenants that are substantially similar to the prior credit facility.

The new credit facility includes events of default (and related remedies, including acceleration and increased interest rates following an event of default) that are usual for facilities and transactions of this type and are substantially similar to the prior credit facility.

The terms of the new credit facility are set forth in the Amended and Restated Credit Agreement dated as of December 15, 2006, among Denny's, Inc., Denny's Realty, LLC, as Borrowers, the Company, Denny's Holdings, Inc. DFO, LLC, as Guarantors, the Lenders named therein, Bank of America, N.A., as Administrative Agent and Collateral Agent, and Banc of America Securities LLC, as Sole Lead Arranger and Sole Bookrunner, and the Amended and Restated Guarantee and Collateral Agreement dated as of December 15, 2006, among Denny's, Inc., Denny's Realty, LLC, the Company, Denny's Holdings, Inc., DFO, LLC, each other Subsidiary Loan Party and Bank of America, N.A., as Collateral Agent.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 1.01 of this report is incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1 -- Press release issued by Denny's Corporation on December 19, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denny's Corporation

Date: December 20, 2006	/s/ F. Mark Wolfinger
F. Mark Wolfinger
Executive Vice President,
Growth Initiatives and
Chief Financial Officer